IDR CORE PROPERTY INDEX FUND LTD

SOX CODE OF BUSINESS CONDUCT AND ETHICS

Adopted as of May 15, 2020

Introduction

Section 406 of the Sarbanes-Oxley Act of 2002 (“SOX”) requires that registered management investment companies disclose whether or not they have adopted a code of business conduct and ethics for senior financial officers and, if not, to explain why not. A code of business conduct and ethics for this purpose is defined as a document setting forth standards that are reasonably designed to deter wrongdoing and to promote, among other matters, honest and ethical conduct, full and accurate disclosures in SEC filings and other public communications, and compliance with applicable laws, rules and regulations.

IDR Core Property Index Fund Ltd (“IDR”, the “Company”, “our”, “us”, or “we”) is an externally-managed non-diversified, closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). The Company does not have any employees. In accordance with the applicable provisions of the 1940 Act, the Company has engaged IDR Investment Management, LLC (together with its affiliates, the “Adviser”) to serve as the Company’s investment adviser and to provide the Company with certain administrative services necessary for its operations. All investment professionals of the Adviser, including the Company’s Chief Executive Officer and President (the “CEO”), and their respective staffs when and to the extent engaged in providing investment advisory and management services to the Company, and the compensation of such personnel allocable to such services, are provided and paid for by the Adviser.

The principal executive officer, the principal financial officer and principal accounting officer of the IDR (collectively, the “Covered Persons,” and individually, “you”) are responsible for maintaining this level of integrity and for complying with the policies contained in this SOX Code of Business Conduct and Ethics (the “Code”).1 If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with IDR’s management, or follow the procedures outlined in applicable sections of this Code.

Purpose of the Code

This Code is intended to:

•	help you recognize ethical issues and take the appropriate steps to resolve these issues;

•	deter ethical violations;

[1]	The Adviser’s employees and the Company's directors and officers are subject to a separately maintained and administered Code of Ethics. If an employee of the Adviser or a director or officer of the Company is also a Covered Person and a conflict exists between the two applicable policies, the most restrictive policy shall control; provided that such controlling policy does not conflict with the 1940 Act.

•	assist you in reporting any unethical or illegal conduct; and

•	reaffirm and promote our commitment to a corporate culture that values honesty and accountability.

All Covered Persons will acknowledge in writing (through the form of acknowledgement attached to this Code as Appendix A) that they have received a copy of this Code, read it, and understand that the Code contains our expectations regarding their conduct.

Conflicts of Interest

You must avoid any conflict, or the appearance of a conflict, between your personal interests and our interests. A conflict exists when your personal interests in any way interfere – or even appear to interfere – with our interests, or when you take any action or have any interests that may make it difficult for you to perform your job objectively and effectively. For example, a conflict of interest probably exists if:

•	you cause us or the Adviser to enter into business relationships with you or a member of your family, or invest in companies affiliated with you or a member of your family;

•	you, or a member of your family, receive improper personal benefits as a result of your position with us or the Adviser;

•	you use any nonpublic information about us or the Adviser, our prospective or actual portfolio companies, our clients or our other business partners for your personal gain, or the gain of a member of your family; or

•	you use or communicate confidential information obtained in the course of your work for your or another’s personal benefit, even if intangible.

The above list of conflict scenarios is illustrative and non-exclusive.

Corporate Opportunities

Each Covered Person has a duty to advance the legitimate interests of IDR when the opportunity to do so presents itself. Therefore, you may not:

•	take for yourself personally opportunities, including investment opportunities, discovered through the use of your position with us or the Adviser, or through the use of either’s property or information;

•	use our or the Adviser’s property, information, or position for your personal gain or the gain of a family member; or

•	compete, or prepare to compete, with us or the Adviser.

Confidentiality

You must not disclose confidential information regarding us, the Adviser, our affiliates, our lenders, our prospective or actual portfolio companies, our clients, or our other business partners, unless disclosure is authorized or required by law. Confidential information includes all nonpublic information that might be harmful to, or useful to the competitors of, IDR, our affiliates, our lenders, our clients, or our other business partners. This obligation continues even after you leave IDR, until the information becomes publicly available.

Fair Dealing

You must endeavor to deal fairly with our, and our Adviser’s, clients, lenders, prospective or actual portfolio companies and business partners, or any other companies or individuals with whom we do business or come into contact with, including fellow employees and our competitors. You must not take unfair advantage of these or other parties by means of:

•	manipulation;

•	concealment;

•	abuse of privileged information;

•	misrepresentation of material facts; or

•	any other unfair-dealing practice.

Protection and Proper Use of Company Assets

Our assets are to be used only for legitimate business purposes. Theft, carelessness and waste have a direct impact on our profitability. You should protect our assets and ensure that they are used efficiently.

Incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to us, it does not interfere with your work duties, and is not related to an illegal activity or to any outside business.

Compliance with Applicable Laws, Rules and Regulations

Each of us has a duty to comply with all laws, rules and regulations that apply to our business, including those relating to insider trading. Please talk to our Chief Compliance Officer if you have any questions about how to comply with the above regulations and other laws, rules and regulations.

In addition, we expect you to comply with all our policies and procedures that apply to you. We may modify or update our policies and procedures in the future, and may adopt new company policies and procedures from time to time. You are also expected to observe the terms of any confidentiality agreement, employment agreement or other similar agreement that applies to you.

Equal Opportunity, Harassment

We are committed to providing equal opportunity in all of our employment practices including selection, hiring, promotion, transfer, and compensation of all qualified applicants and employees without regard to race, color, sex or gender, sexual orientation, religion, age, national origin, handicap, disability, citizenship status, or any other status protected by law. With this in mind, there are certain behaviors that will not be tolerated. These include harassment, violence, intimidation, and discrimination of any kind involving race, color, sex or gender, sexual orientation, religion, age, national origin, handicap, disability, citizenship status, marital status, or any other status protected by law.

Accuracy of Company Records

We require honest and accurate recording and reporting of information in order to make responsible business decisions. This includes such data as quality, safety, and personnel records, as well as financial records.

All financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to our system of internal controls.

Retaining Business Communications

The law requires us to maintain certain types of corporate records, usually for specified periods of time. Failure to retain those records for those minimum periods could subject us to penalties and fines, cause the loss of rights, obstruct justice, place us in contempt of court, or seriously disadvantage us in litigation.

From time to time we establish retention or destruction policies in order to ensure legal compliance. We expect you to fully comply with any published records retention or destruction policies, provided that you should note the following exception: If you believe, or we inform you, that our records are relevant to any litigation or governmental action, or any potential litigation or action, then you must preserve those records until we determine the records are no longer needed. This exception supersedes any previously or subsequently established destruction policies for those records. If you believe that this exception may apply, or have any questions regarding the possible applicability of that exception, please contact our Chief Compliance Officer.

Political Contributions

No funds of IDR may be given directly to political candidates. You may, however, engage in political activity with your own resources on your own time, subject, however, to the restrictions contained in the Adviser’s policies which limit, among other things, political contributions in certain cases.

Media Relations

We must speak with a unified voice in all dealings with the press and other media. As a result, the CEO or IDR Investor Relations are the only contacts for media seeking information about IDR. Any requests from the media must be referred to our Chief Executive Officer and President or IDR Investor Relations.

Intellectual Property Information

Information generated in our business is a valuable asset. Protecting this information plays an important role in our growth and ability to compete. Such information includes, with respect to both us and our Adviser, business and research plans; information regarding prospective portfolio companies or investment targets; investment objectives and strategies; trade secrets; unpublished financial information; salary and benefits data; and lender and other business partner lists. Covered Persons who have access to our intellectual property information are obligated to safeguard it from unauthorized access and:

•	Not disclose this information to persons outside of IDR;

•	Not use this information for personal benefit or the benefit of persons outside of IDR; and

•	Not share this information with other Covered Persons except on a legitimate “need to know” basis.

Internet and E-Mail Policy

We provide an e-mail system and Internet access to certain of our Covered Persons to help them do their work. You are prohibited from discussing or posting information regarding IDR in any external electronic forum, including Internet chat rooms or electronic bulletin boards without the advanced written consent of IDR Investor Relations.

Note that the Adviser reserves the right to access, monitor, inspect, review, copy, delete, and disclose the content of any communication, information, or data stored, received or created on IDR’s systems.

Reporting Violations and Complaint Handling

You are responsible for compliance with the rules, standards and principles described in this Code. In addition, you should be alert to possible violations of the Code by IDR’s or the Adviser’s employees, officers and directors, as the case may be, and you are expected to report a violation promptly to our Chief Compliance Officer who will investigate and report the matter to our CEO and/or Board of Directors, as the circumstance dictates. You will also be expected to cooperate in an investigation of a violation.

Anyone who has a concern about our conduct, the conduct of an officer of IDR or its Adviser or our accounting, internal accounting controls or auditing matters, may communicate that concern to the Audit Committee of the Board of Directors by direct communication with our Chief Compliance Officer by email or in writing. All reported concerns shall be forwarded to the Audit Committee and will be simultaneously addressed by our Chief Compliance Officer in the same way that other concerns are addressed by us. The status of all outstanding concerns forwarded to the Audit Committee will be reported to the Audit Committee on a quarterly basis by our Chief Compliance Officer. The Audit Committee may direct that certain matters be presented to the full Board of Directors and may also direct special treatment, including the retention of outside advisors or counsel, for any concern reported to it.

All reports will be investigated, and whenever possible, requests for confidentiality shall be honored. And, while anonymous reports will be accepted, please understand that anonymity may hinder or impede the investigation of a report. All cases of questionable activity or improper actions will be reviewed for appropriate action, discipline or corrective actions. Whenever possible, we will keep confidential the identity of employees, officers or directors who are accused of violations, unless or until it has been determined that a violation has occurred.

There will be no reprisal, retaliation, or adverse action taken against any Covered Person who, in good faith, reports or assists in the investigation of, a violation or suspected violation, or who makes an inquiry about the appropriateness of an anticipated or actual course of action.

For reporting concerns about IDR’s or its Adviser’s conduct, the conduct of an officer of IDR or its Adviser, or about IDR’s or its Adviser’s accounting, internal accounting controls or auditing matters, you may use the following means of communication:

ADDRESS:	IDR Core Property Index Fund Ltd. Attn: Chief Compliance Officer 3 Summit Park Drive Suite 450 Independence, Ohio 44131 roger.pries@acaglobal.com

In the case of a confidential, anonymous submission, Covered Persons should set forth their concerns in writing and forward them in a sealed envelope to the Chairperson of the Audit Committee, in care of our Chief Compliance Officer, such envelope to be labeled with a legend such as: “To be opened by the Audit Committee only.”

Administration of the Code

The Chief Compliance Officer has overall responsibility for administering the Code and reporting on the administration of and compliance with the Code and related matters to our Board of Directors.

Sanctions for Code Violations

All violations of the Code will result in appropriate corrective action, up to and including dismissal. If the violation involves potentially criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.

Application/Waivers

The principal executive officer, the principal financial officer and principal accounting officer of the Company are subject to this Code.

Insofar as the provisions set forth in any other policies or procedures of IDR or its Adviser that govern or purport to govern the behavior or activities of any persons who are subject to this Code overlap or conflict with the provisions of this Code, the most restrictive provisions governing the Covered Person’s behavior shall control provided that such controlling policy does not conflict with the 1940 Act.

Any waiver or material amendment of the Code for an executive officer or member of IDR’s Board of Directors must be authorized by a majority of the non-affected directors

Revisions and Amendments

Non-material revisions or amendments to this Code may be made by the Chief Compliance Officer, whereas material revisions or amendments require the approval of a majority of the Board of Directors. Following any material revisions or updates, an updated version of this Code will be approved by the Board of Directors and distributed to each Covered Person, and will supersede the prior version of this Code effective upon distribution. We may ask Covered Persons to sign an acknowledgement confirming that they have read and understood the revised version of the Code, and that they agree to comply with the provisions.

We intend to disclose any substantive amendments to or material waivers of required provisions of the Code on the Adviser’s website or on a report on Form N-CSR.

SOX CODE OF BUSINESS CONDUCT AND ETHICS

APPENDIX A

IDR Core Property Index Fund Ltd (the “Company”)

Acknowledgment Regarding

SOX Code of Business Conduct and Ethics

This acknowledgment is to be signed and returned to our Chief Compliance Officer and will be retained as part of your permanent personnel file.

I have received a copy the Company’s SOX Code of Business Conduct and Ethics (the “Code”), read it, and understand that the Code contains the expectations of the Company regarding conduct. I agree to observe the policies and procedures contained in the Code and have been advised that, if I have any questions or concerns relating to such policies or procedures, I understand that I have an obligation to report to the Audit Committee and/or the Chief Compliance Officer any suspected violations of the Code of which I am aware. I also understand that the Code is issued for informational purposes and that it is not intended to create, nor does it represent, a contract of employment.

Name (Printed)

Signature

Date

The failure to read and/or sign this acknowledgment in no way relieves you of your responsibility to comply with the Company’s SOX Code of Business Conduct and Ethics